LIMELIGHT NETWORKS COMPLETES ACQUISITION OF LAYER0
SCOTTSDALE, Ariz., September 16, 2021 -- Limelight Networks, Inc. (NASDAQ: LLNW), a leading provider of content delivery services and AppOps at the edge, today announced it has successfully completed the acquisition of Moov Corporation, which does business as Layer0. This acquisition is a significant step in advancing Limelight's strategy as an edge enabled SaaS solutions provider as Layer0’s tools deliver sub-second web apps and APIs through an all-in-one Jamstack platform.
“We are excited to close the transaction and have the talented Layer0 team as part of Limelight,” said Bob Lyons, President and CEO at Limelight. “We have a refined strategy and a comprehensive operating plan focused on evolving Limelight into a leading provider of content delivery services and AppOps at the edge for technology outcome buyers. This is a $37 billion market and our integrated edge solutions offer superior performance versus current point solutions.”
“Our entire team is looking forward to this combination,” said Ajay Kapur, CTO of Limelight and former CEO of Layer0. “Our product roadmap aspires to provide the most robust AppOps solution for Web Apps and APIs and we have accelerated our product innovation investments to achieve this market leadership.”
Goodwin Procter LLP acted as legal advisor to Limelight with regard to the transaction, while Fenwick & West LLP acted as legal advisor to Moov Corporation.
About Limelight:
Limelight Networks, Inc. (NASDAQ: LLNW) is an industry-leader in content delivery services and AppOps at the edge that provides powerful tools and a client-first approach to optimize and deliver digital experiences at the edge. We are a trusted partner to the world’s biggest brands and serve their global customers with experiences such as livestream sporting events, global movie launches, video games or file downloads for new phone apps. Limelight offers one of the largest, best-optimized private networks coupled with a global team of industry experts to provide edge services that are fast, secure and reliable. For more information, visit www.limelight.com, follow us on Twitter, Facebook and LinkedIn.

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